EXHIBIT 5.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: (202) 637-2200 Fax: (202) 637-2201
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
August 1, 2006	London	San Francisco
	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
ORBIMAGE Holdings Inc.	Munich	Tokyo
21700 Atlantic Boulevard	New Jersey	Washington, D.C.
Dulles, Virginia 20166

     Re:     ORBIMAGE Holdings Inc. Registration Statement on Form S-3
               (Registration No. 333-128638)
Ladies and Gentlemen:
     We have acted as special counsel to ORBIMAGE Holdings Inc., a Delaware corporation (the “Company”), in connection with the proposed resale of up to of 12,674,173 shares (the “Issued Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), up to 2,321,797 warrants (the “Warrants”), each to purchase one share of Common Stock, and up to 2,321,797 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Issued Shares, the “Shares”), in each case, pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 28, 2005 (File No. 333-128638), as amended by a Pre-Effective Amendment No 1 to Form S-1 on Form S-3, filed with the Commission on June 20, 2006, as further amended by a Pre-Effective Amendment No. 1 to Form S-3, filed with the Commission on June 22, 2006 and as further amended by Amendment No. 2 to Form S-3 filed with the Commission on the date hereof (the “Registration Statement”). The Warrants are issued pursuant to, and governed by, the Warrant Agreement, dated as of March 14, 2005, between the Company and The Bank of New York, as Warrant Agent (the “Warrant Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as to the validity of the Warrants and the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

August 1, 2006

     We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing, it is our opinion that, as of the date hereof:
     1. The Issued Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.
     2. The Warrants have been duly authorized by all necessary corporate action of the Company and are validly issued.
     3. The Warrant Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Warrant Agreement, will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP